Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying: Russell 2000 ® Index (ticker: “RTY”) and the S&P 500 ® Index (ticker “SPX”) Pricing date: October 26, 2021 Valuation date: October 27, 2025 Maturity date: October 30, 2025 Return amount: $1,000 × the underlying return of the worst performer × the upside participation rate Upside participation rate: 100 % Maximum return at maturity: A t least 47.75%* Final buffer value: For each underlying, 85% of the initial underlying value Buffer percentage: 15% CUSIP / ISIN: 17329U2X8 / US17329U2X85 Initial underlying value: For each underlying, t he closing value of the underlying on the pricing date Final underlying value: For each underlying, t he closing value of the underlying on the valuation date Underlying return: For each underlying: (Final underlying value - initial underlying value) / initial underlying value Worst performer: On the valuation date, t he underlying with the lowest underlying return Payment at Maturity: • If the final underlying value of the worst performer is greater than the initial underlying value: $1,000 + the return amount, subject to the maximum return at maturity • If the final underlying value of the worst performer is less than or equal to the initial underlying value but greater than or equal to the final buffer value: $1,000 • If the final underlying value of the worst performer is less than the final buffer value: $1,000 + [$1,000 × (the underlying return + the buffer percentage)] If the final underlying value of the worst performer is less than the final buffer value, you will receive less, and possibly significantly less, than the stated principal amount of your securities at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated September 30 , 2021 Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 4 Year Buffer Securities Linked to the Worst of RTY and SPX Hypothetical Payment at Maturity ** * The actual maximum return will be determined on the pricing date. ** The hypotheticals assume that the maximum return at maturity will be set at the lowest value indicated in this offering summary. Additionally, the hypothetical diagram is zoomed in for legibility and thus does not show the minimum payment possible at maturity. Hypothetical Worst Underlying Return Hypothetical Security Return Hypothetical Payment at Maturity D 100.00% 47.75% $1,477.50 75.00% 47.75% $1,477.50 50.00% 47.75% $1,477.50 48.00% 47.75% $1,477.50 C 45.00% 45.00% $1,450.00 10.00% 10.00% $1,100.00 5.00% 5.00% $1,050.00 B 0.00% 0.00% $1,000.00 - 5.00% 0.00% $1,000.00 - 15.00% 0.00% $1,000.00 A - 15.01% - 0.01% $999.90 - 30.00% - 15.00% $850.00 - 50.00% - 35.00% $650.00 - 100.00% - 85.00% $150.00 $0 $200 $400 $600 $800 $1,000 $1,200 $1,400 $1,600 $1,800 $2,000 -100% -75% -50% -25% 0% 25% 50% 75% 100% Payment at Maturity Underlying Return The Underlying The Securities B C A D

Selected Risk Considerations • You may lose a significant portion of your investment. If the underlying depreciates by more than the buffer percentage from the initial underlying value to the final underlying value, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. • Your potential return on the securities is limited. Your potential total return on the securities at maturity is limited to the maximum return at maturity, even if the worst performing underlying appreciates by significantly more than the maximum return at maturity. If the worst performing underlying appreciates by more than the maximum return at maturity, the securities will underperform an alternative investment providing 1 - to - 1 exposure to the performance of the worst performing underlying. • The securities do not pay interest. • You will not receive dividends or have any other rights with respect to the underlying. • Your payment at maturity depends on the closing value of the underlying on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The Russell 2000 ® Index is subject to risks associated with small capitalization stocks. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03 ) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.